Exhibit 99.1

[LOGO OF CURAGEN CORPORATION]

Contact:

Fred Aslan, M.D.

faslan@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports Third Quarter 2003 Financial Results

Company chooses four additional fully human monoclonal antibodies for development and continues to manage overall expenditures while advancing drug pipeline

Conference Call Details: Live webcast will begin at 11:00 a.m. EDT at http://www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. EDT on Thursday, October 23 through Sunday, November 23, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 3215266.

New Haven, CT—October 23, 2003—CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, today reported financial results for the third quarter ended September 30, 2003. Net loss for the quarter ended September 30, 2003 decreased 12% to $17.5 million or $0.35 per share, compared to $19.9 million or $0.41 per share for the same period in 2002. As of September 30, 2003, CuraGen had available cash and investments of $358 million and subordinated convertible debt of $150 million due in February of 2007.

“CuraGen remains a leader in understanding the systems, complex biological pathways and mechanisms underlying major human diseases,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “Our pioneering discovery science, intellectual property, and systematic genomics-based approach have provided us with a solid foundation to build a biopharmaceutical company with a deep portfolio of novel protein drugs, antibody therapeutics, and small molecule products. Key partnerships with Abgenix and Bayer have allowed us to build this pipeline while reducing the costs associated with early development. Our investment in our product pipeline has resulted in: the initiation of a Phase I clinical trial of CG53135, our first protein drug in man; an expected Phase I trial for a new fully human monoclonal antibody, CR002, in 2004; and over 20 projects currently in the animal validation stage based on unique and novel genes.”

“The progress we have made in advancing our pipeline of therapeutics is a direct result of the knowledge gained from systematically incorporating genomics and the understanding of disease pathways into the drug development process,” stated Timothy M. Shannon, M.D., Senior Vice President of Research and Development and Chief Medical Officer of CuraGen. “We are encouraged by the recent progress of our Phase I clinical trial for CG53135 as a potential treatment for oral mucositis, and look forward to starting Phase II trials of CG53135 in 2004. We are making significant progress in advancing our antibody portfolio. With our first antibody, CR002, expected to enter the clinic next year, this quarter we licensed from Abgenix four fully human monoclonal antibodies that were raised against CuraGen-discovered targets. These fully human monoclonal antibodies have shown high specificity for their drug targets and have promising functional data. It is our hope that the superior characteristics of fully human monoclonal antibodies, combined with targets that are selected based on their involvement in critical mechanisms of disease, will raise the probability that these antibodies show promise for clinical success.”

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Third Quarter 2003 Significant Accomplishments

•	Phase I patient dosing was initiated for CuraGen’s leading protein therapeutic, CG53135. This therapeutic is being investigated for the treatment of oral mucositis, a debilitating condition experienced by cancer patients undergoing chemotherapy or radiation therapy.

•	Preclinical studies of CG53135 demonstrating activity in two animal models of oral mucositis were published in the August 2003 edition of Clinical Cancer Research. The preclinical activity shown potentially differentiates CG53135 from competing products and opens up the possibility for additional indications.

•	Results of a study on CR002, the Company’s leading fully human preclinical antibody, were published in the September 2003 edition of the Journal of the American Society of Nephrology. The study results, which were presented with an award at the World Congress of Nephrology meeting, demonstrated the antibody’s activity in an animal model of nephritis, or kidney inflammation. The Company expects to initiate Phase I clinical trials for CR002 in 2004.

•	CuraGen exercised its option to license four promising fully human monoclonal antibodies from its collaboration with Abgenix. These fully human monoclonal antibodies expand CuraGen’s preclinical pipeline, and have shown promising data in functional models of cancer in mechanisms believed to be important to the progression of the disease.

•	CuraGen led a second round of $20 million in financing in its majority-owned subsidiary, 454 Life Sciences, and was joined by existing investors including Cooper Hill Partners. This strategic investment was important in order to continue 454 Life Sciences’ momentum as it makes progress towards commercializing its whole genome sequencing technology expected to occur in 2004. 454 Life Sciences became the first group to submit a complete sequence to GenBank® (GenBank accession nos. AY370909, AY370910, and AY370911) using a new method since the invention of Sanger sequencing in 1977. This achievement marked what advisor Richard Gibbs, Director of the Baylor Genome Center, referred to in The New York Times as a “threshold moment”.

As of the close of the third quarter, CuraGen’s broad pipeline of drugs derived from novel targets from the human genome included: 15 distinct novel protein therapeutics that are being developed by CuraGen on its own; 15 priority fully human monoclonal antibody projects against separate genomic targets, five of which have been licensed to CuraGen, including the latest four from this quarter, as part of the Company’s collaboration with Abgenix; and six small molecule projects to treat obesity and diabetes, in collaboration with Bayer, which are beyond high throughput screening.

“We continue to spend prudently on CuraGen’s growing pipeline and on the new technologies being developed at 454 Life Sciences. These investments have the potential to generate value for CuraGen Corporation,” stated David M. Wurzer, Executive Vice President and Chief Financial Officer of CuraGen. “In order to provide more information to our shareholders, we will begin to provide separate financial guidance for CuraGen and 454 Life Sciences. As we have stated, we anticipate CuraGen’s consolidated 2003 cash burn will be in the range of $80 to $85 million. Approximately $15 million of our cash used in 2003 is expected to be attributed to the operations of 454 Life Sciences. We are currently completing our 2004 budget process, and we will be providing detailed financial guidance on 2004 financial expectations for both CuraGen and 454 Life Sciences in conjunction with the release of our fourth quarter 2003 financial results.”

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About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered novel genes from the human genome that are believed to play a role in important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and anti-angiogenesis. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for critical unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize drug candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading Biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release contains forward-looking statements about our growth, our ability to develop and rapidly advance our pipeline of novel therapeutics, our belief that our pioneering discovery science, intellectual property, and systematic genomics-based approach will provide a solid foundation to build a biopharmaceutical company with a deep portfolio of novel protein drugs, antibody therapeutics, and small molecule products, our expectation to initiate Phase I clinical trials for a new fully human monoclonal antibody, CR002, in 2004, our expectation to initiate Phase II clinical trials for CG53135 in 2004, our expectation that our fully human monoclonal antibodies from Abgenix will have promising functional data and show promise for clinical success, our expectation that our fully human monoclonal antibodies from Abgenix will show promising data in functional models of cancer in mechanisms believed to be important to the progression of the disease, our expectation that 454 Life Sciences will commercialize its whole genome sequencing technology in 2004, our belief that 454 Life Sciences will generate value for us, and our expectations that our consolidated 2003 cash burn will be in the range of $80 to $85 million and that approximately $15 million of our cash used in 2003 will be attributed to the operations of 454 Life Sciences. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s expectation that it will incur operating losses in the near future, the early stage of development of CuraGen’s products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen’s ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen’s reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a more detailed description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

– FINANCIAL TABLES ATTACHED –

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenue:
Collaboration revenue	$787	$6,019	$4,426	$14,490

Total revenue	787	6,019	4,426	14,490

Operating expenses:
Research and development	15,148	21,295	47,996	63,667
General and administrative	4,771	6,207	14,544	17,394
Restructuring and related charges	—	—	2,888	—

Total operating expenses	19,919	27,502	65,428	81,061

Loss from operations	(19,132)	(21,483)	(61,002)	(66,571)

Interest income	2,302	3,065	6,713	9,088
Interest expense	(2,456)	(2,537)	(7,395)	(7,681)

Interest (expense) income, net	(154)	528	(682)	1,407

Net loss before income taxes and minority interest in subsidiary loss	(19,286)	(20,955)	(61,684)	(65,164)
Income tax benefit (expense)	329	(28)	329	857
Minority interest in subsidiary loss	1,480	1,101	4,309	2,773

Net loss	$(17,477)	$(19,882)	$(57,046)	$(61,534)

Basic and diluted net loss per share	$(0.35)	$(0.41)	$(1.16)	$(1.26)

Weighted average number of shares used in computing basic and diluted net loss per share	49,359	48,989	49,252	48,898

SELECTED BALANCE SHEET INFORMATION

	September 30, 2003	December 31, 2002
	(unaudited)	(audited)
Cash and investments	$358,240	$414,809
Working capital	346,142	404,212
Total assets	393,799	448,529
Total long-term liabilities	151,500	150,263
Accumulated deficit	270,821	214,995
Stockholders’ equity	216,436	271,504